Exhibit 16

                                        March 22, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Dear Sir:

We have read paragraphs 1 and 3 through 5 of Item 4 included in the Form 8-K dated March 15, 2002 of The Connecticut Light and Power Company filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ ARTHUR ANDERSEN LLP

cc: Mr. John H. Forsgren
    Vice Chairman, Executive Vice
    President and Chief Financial Officer
    Northeast Utilities